Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Provides Update on Fiscal 2024 Second Quarter

MARYSVILLE, Ohio, April 04, 2024 - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced that it expects to achieve a second-quarter net leverage ratio around 7 times adjusted EBITDA. This will be below the Company’s first-quarter net leverage ratio and its second-quarter maximum of 7.75 times.

“We continue to make real progress in improving the financial and operating performance of ScottsMiracle-Gro,” said Jim Hagedorn, chairman, CEO and president. “Net leverage not only will be comfortably below the second-quarter maximum and better than Q1, but it also will be a less critical metric going forward as debt reduction and covenant compliance are manageable.

“In the second quarter, we delivered near-record retail shipments coupled with year-to-date POS units trending to mid-teens percentage growth versus last year. Our teams executed flawlessly, and our retailer partnerships are stronger than ever. Free cash flow in the first half of the year outperformed expectations, providing solid support for achieving the balance of our $1 billion free cash flow target in the fiscal ‘23 and ‘24 period.”

The Company will provide a detailed second-quarter earnings report on May 1.

About ScottsMiracle-Gro
With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
aimee.deluca@scotts.com
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 644-7044